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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in Registration Statement (Form S-8 333-108126) pertaining to the 1996 Employee Stock Incentive Plan and the 2003 Equity Incentive Plan of Direct General Corporation of our reports and schedules dated March 15, 2005, with respect to the consolidated financial statements of Direct General Corporation, Direct General Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Direct General Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2004

                                         /s/ Ernst & Young LLP

Nashville, Tennessee
March 15, 2005